Exhibit 10.4

September 14, 2017

Brian J. Stief

Chief Financial Officer

Johnson Controls International plc

Dear Mr. Stief,

The purpose of this letter agreement (this “Letter Agreement”) is to formalize the agreement between you and Johnson Controls International plc (the “Company”) regarding the termination of your change in control employment agreement and to address certain matters related thereto. Your execution of this Letter Agreement will represent your acceptance of all the terms set forth below.

1.	Termination of the Change of Control Agreement. The Change of Control Executive Employment Agreement dated as of July 28, 2010, as amended on March 31, 2016, between you and the Company (the “COC Agreement”) shall terminate as of the date hereof. Upon the termination of the COC Agreement, you shall have no further rights thereunder, including but not limited to the right to receive any payments described therein.

2.	Consideration. As consideration for your agreement to (i) terminate the COC Agreement and (ii) abide by the Restrictive Covenants set forth in paragraph 3 below, the Company has agreed to provide you with the following:

(a) Equity Awards. A Restricted Share Unit/Performance Share Unit Award with a grant date value of US$12,000,000 to be granted on September 14, 2017 (the “Retention RSU/PSU Award”); a Restricted Share Unit Award with a grant date value of US$4,000,000, to be granted on September 14, 2017, and a Performance Unit Award with a grant date value of US$4,000,000, to be granted on September 14, 2017. Such awards will be subject to the terms and conditions of their respective award agreements.

(b) Cash Payment. If, on the date of vesting of the Retention RSU/PSU Award, the value of the units earned under such award (without regard to any dividend equivalent units credited thereon) are less than twelve million dollars (US$12,000,000) (calculated by multiplying the number of units earned by the Fair Market Value of a Share on such date), then the Company shall (or shall cause an affiliate to) make a cash payment to you equal to the difference between (i) US$12,000,000 and (ii) the value of such units earned as of the vesting date (without regard to any dividend equivalent units credited thereon). For the sake of clarity, no cash payment shall be made if the value of the units earned under the Retention RSU/PSU Award is greater than or equal to US$12,000,000 on the date of vesting, or if you are terminated for Cause. Any capitalized term used in this paragraph 2(a) and not otherwise defined in this Letter Agreement shall have the meaning given to it in the Retention RSU/PSU Award.

3.	Restrictive Covenants.

(a) Confidential Information. You agree that you will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the your assigned duties and for the benefit of the Company or an affiliate, either during the period of your employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its Subsidiaries, affiliated companies or businesses, which shall have been obtained by you during your employment by the Company or an affiliate. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to you; (ii) becomes known to the public subsequent to disclosure to you through no wrongful act of you or any representative of you; or (iii) you are required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, regulation or legal process, you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, your obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Notwithstanding the foregoing, nothing herein shall prohibit you from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation.

(b) Non-Competition. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services for a competing business will result in irreparable harm to the Company. Accordingly, except as prohibited by law, during your employment with the Company or an affiliate and for the one (1) year period following termination of employment for any reason, you agrees that you will not, directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by any person or entity engaged in any business that is (i) located in or provides services or products to a region with respect to which you had substantial responsibilities while employed by the Company or its present or former parent, subsidiaries or affiliates, and (ii) competitive with (A) the line of business or businesses of the Company or its present or predecessor parent, subsidiaries or affiliates that you were employed with during your employment (including any prospective business to be developed or acquired that was proposed at the date of termination of employment), or (B) any other business of the Company or its present or predecessor parent, subsidiaries or affiliates with respect to which you had substantial exposure during such employment. This paragraph 3(b) shall not prevent you from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict you from rendering services to charitable organizations, as such term is defined in section 501(c) of the Internal Revenue Code of 1986, as amended.

(c) Non-Solicitation. You agree that during your employment with the Company or an affiliate, and for the two-year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or its present or former parent, subsidiaries or affiliates to leave their employment with the Company or its present or former parent, subsidiaries or affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its present or former parent, subsidiaries or affiliates, or (ii) hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or solicit, aid, or induce any customer of the Company or its present or former parent, subsidiaries or affiliates to purchase goods or services then sold by the Company or its present or former parent, subsidiaries or affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or otherwise interfere with the relationship of the Company or its present or former parent, subsidiaries or affiliates with any of its employees, customers, agents, or representatives.

(d) Non-Disparagement. Each of you and the Company (for purposes hereof, the Company shall mean only the officers and directors thereof, or the officers and directors of any affiliate, and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company, its respective subsidiaries, affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this paragraph 3(d).

(e) Reasonableness. In the event the provisions of this paragraph 3 shall ever be deemed to exceed the time, service, scope, geographic or other limitations permitted by applicable laws in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, service, scope, geographic or other limitations, as the case may be, permitted by applicable laws.

4.	Entire Agreement. This Letter Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties and supersedes all prior agreements with respect to its subject matter.

5.	No Right to Employment. This Letter Agreement is not to be construed as an employment contract. Nothing in this Letter Agreement is or will be construed as an agreement or understanding, express or implied, that the Company or any of its affiliates will employ you in any particular position, for any particular period of time or at any particular compensation or benefit rate.

6.	Waiver. The failure of any party hereto to insist, in any one or more instances, upon performance of any of the terms and conditions of this Letter Agreement, shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.

7.	Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without reference to the conflict of law principles thereof.

[signature page follows]

If you accept the terms of this Letter Agreement, then please return an originally signed copy of this Letter Agreement to Lynn Minella.

Sincerely,
JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Lynn Minella

Lynn Minella
Chief Human Resources Officer

Please sign below to signify your understanding an acceptance of the terms and conditions of this agreement.

/s/ Brian Stief
Brian Stief
Date: September 14, 2017

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